Exhibit 99.1

PMV Pharmaceuticals Reports Fourth Quarter and Full Year 2021 Financial Results and Corporate Highlights

•	Continued progress with Phase 1/2 study of PC14586, a first-in-class precision oncology investigational therapy in patients with advanced solid tumors that have a p53 Y220C mutation
•	Strong cash, cash equivalents and marketable securities of $314.1 million as of December 31, 2021

CRANBURY, N.J., March 01, 2022 (GLOBE NEWSWIRE) -- PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided corporate highlights.

“We expect that 2022 will be another productive year for PMV Pharma, following accomplishments across multiple fronts in 2021,” said David Mack, Ph.D., President and Chief Executive Officer. “We are encouraged by the steady progress in the development of our lead candidate PC14586, an investigational small molecule p53 Y220C reactivator, and look forward to reporting initial data from our ongoing Phase 1/2 trial in the first half of 2022.  Our strong leadership and balance sheet position us to further advance our discovery pipeline of small molecule, tumor-agnostic precision medicine products that specifically target p53 mutants and targets where wild-type p53 is silenced.”

Fourth Quarter 2021 and Corporate Highlights:

•

Patient enrollment in the Phase 1 portion of the Phase 1/2 clinical trial of PC14586 continues in line with the Company’s expectations.  The Phase 1 dose escalation is assessing the safety, tolerability, pharmacokinetics, and preliminary anti-tumor activity of PC14586 in patients with advanced solid tumors that have a p53 Y220C mutation (NCT04585750). The Company plans to disclose initial results from this study in the first half of 2022.

•

In addition to continuing work on its p53 mutant programs, PMV expands its pipeline by advancing WIP1 (Wild-Type p53-Induced Phosphatase) inhibitor program, into lead optimization.  WIP1 is a phosphatase that negatively regulates wild-type p53 as well as other proteins involved in the DNA damage response pathway.

•

Promotions of Binh Vu Ph.D. to Senior Vice President, Discovery Research and CMC and Melissa Dumble Ph.D. to Senior Vice President, Preclinical Development and Translational Science.  Dr. Vu joined PMV Pharma in 2013 as its first employee and has been an integral part of the company over the past 8 years. He will continue to lead our discovery research and CMC activities. Dr. Dumble joined PMV Pharma in 2017 and has played an important role in developing our pipeline.  She will continue to lead our preclinical development and translational science activities.

•

Appointment of Kirsten Flowers to our Board of Directors.  Ms. Flowers is the Chief Commercial Officer of Kura Oncology, a clinical-stage precision oncology company, who has extensive commercial experience leading top-performing oncology product launches at large pharmaceutical and biotechnology organizations.  Prior to Kura Oncology, she served as Senior Vice President, Commercial Operations at Array Biopharma, where she built and led the commercial organization that delivered the successful launch of Braftovi® + Mektovi® for patients with BRAF-mutant melanoma.

Previously, she held various commercial leadership roles at Pfizer, including serving as the U.S. commercial lead for the launch of the blockbuster drug IBRANCE® in breast cancer and for the launch of INLYTA® in renal cell carcinoma.

Fourth Quarter 2021 Financial Results

•

PMV Pharma ended the fourth quarter with $314.1 million in cash, cash equivalents, and marketable securities, compared to $361.4 million as of December 31, 2020. Net cash used in operations was $46.6 million for the twelve months ended December 31, 2021 compared to $32.7 million for the twelve months ended December 31, 2020.

•	Net loss for the year ended December 31, 2021 was $57.8 million compared to $34.4 million for the year ended December 31, 2020.
•

Research and development (R&D) expenses were $36.5 million for the year ended December 31, 2021 compared to $23.9 million for the year ended December 31, 2020. The increase in R&D expenses was primarily related to increased headcount and clinical expenses related to advancing research on PC14586, the Company’s lead drug candidate.

•

General and administrative (G&A) expenses were $21.8 million for the year ended December 31, 2021, compared to $11.0 million for the year ended December 31, 2020. The increase in G&A expenses was primarily due to expanding the infrastructure necessary for operating as a public company.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor suppressing function. PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding plans for initial data disclosure and patient enrollment expectations for its current clinical trial for PC14586; and the future plans or expectations for the Company’s discovery platform for its other early-stage and clinical candidates. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Condensed Balance Sheets

(unaudited, in thousands)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$172,467	$361,422
Restricted cash	822	—
Marketable securities, current	124,696	—
Prepaid expenses and other current assets	3,301	3,339
Total current assets	301,286	364,761
Property and equipment, net	3,090	569
Marketable securities, noncurrent	16,911	—
Right-of-use assets, operating leases	10,060	—
Other assets	221	201
Total assets	$331,568	$365,531
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,189	$1,607
Accrued expenses	8,627	4,803
Operating lease liability, current	403	—
Total current liabilities	12,219	6,410
Operating lease liability, noncurrent	10,790	—
Total liabilities	23,009	6,410
Stockholders' equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	476,363	469,001
Accumulated deficit	(167,726)	(109,880)
Accumulated other comprehensive loss	(78)	—
Total stockholders' equity	308,559	359,121
Total liabilities and stockholders’ equity	$331,568	$365,531

PMV Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Operating Expenses:
Research and development	$36,493	$23,933	$20,759
General and administrative	21,800	11,009	5,878
Total operating expenses	58,293	34,942	26,637
Loss from operations	(58,293)	(34,942)	(26,637)
Other income (expense):
Interest income, net	449	651	1,301
Other income (expense)	21	(143)	(8)
Total other income (expense)	470	508	1,293
Loss before provision for income taxes	(57,823)	(34,434)	(25,344)
Provision for income taxes	23	6	8
Net loss	(57,846)	(34,440)	(25,352)
Unrealized gains (losses) on marketable securities, net of tax	(78)	3	10
Comprehensive loss	$(57,924)	$(34,437)	$(25,342)
Net loss per share—basic and diluted	$(1.28)	$(2.40)	$(8.35)
Weighted-average common shares outstanding	45,137,656	14,364,475	3,035,243

Investors and Media Contact:

Winston Kung
Chief Financial Officer
investors@pmvpharma.com